Exhibit 99.2

Interleukin Genetics
Q3 2010 Conference Call

Operator:

Good afternoon ladies and gentlemen. Welcome to the Interleukin Genetics 2010 Third quarter earnings results conference call.  At this time all participants are in a listen-only mode. We will be facilitating a question and answer session at the end of today's conference.  I would now like to turn the call over to the Interleukin Genetics team. Please proceed.

Erin Walsh:

Thank you and good afternoon.   My name is Erin Walsh of Interleukin Genetics.  I would like to welcome you to today’s conference call and webcast to discuss Interleukin Genetics’ Third Quarter earnings results.  With me today from Interleukin Genetics are:

➢	Lewis Bender, CEO;
➢	Eliot Lurier, CFO;
➢	Ken Kornman, President and Chief Scientific Officer

Eliot will first provide a review of the financials for the quarter and Lew will follow with a review of our corporate developments. We will then conduct a question and answer session.

Before we begin the call, I would like to remind you that today's discussion will contain forward-looking statements that involve risks and uncertainties. These risks and uncertainties are outlined in Interleukin’s filings with the Securities and Exchange Commission. As such, actual results may differ materially from what is discussed on today's call.

I will now turn the call over to Eliot Lurier, CFO.

ELIOT LURIER:

Thank you Erin:

Good afternoon everyone. By now we hope you have seen our earnings press release issued before this call. It is my pleasure to provide the financial results for the quarter ended September 30, 2010 for Interleukin Genetics.

At September 30th, we had cash and cash equivalents of $5.2 million and borrowings available under our credit facility of $3.3 million. In addition, on September 30, 2010 we borrowed an additional $2.0 million on our line of credit with Alticor and extended the due date and the ability to borrow on our line of credit to June 30, 2012.

Total revenue for the quarter from continuing operations was $545 thousand compared to $323 thousand for the same period in 2009. The increase in revenue is primarily attributable to an increase in genetic testing revenue offset by a decrease in contract research revenue. Genetic testing revenue increased $412 thousand or 345% to $531 thousand compared to $119 thousand in the third quarter of last year primarily due to media coverage and other promotional activities that continue to positively impact sales of our Inherent Health brand of genetic tests. Year to date genetic test revenue was $1.5 million compared to $352 thousand for the first nine months of last year. It is important to remember that we recognize revenue when the genetic test is completed and a report is issued. Contract research revenue decreased $198 thousand quarter to quarter primarily due to the completion in 2009 of our reimbursable research projects with Alticor. We do not anticipate any further contract research revenue with Alticor in 2010 and did not recognize any in the third quarter of 2010. Deferred revenue at September 30, 2010 was $464 thousand compared to $390 thousand at June 30, 2010 and $108 thousand at December 31, 2009.

Total cost of revenue from continuing operations was $409 thousand or 75% of its revenue compared to $305 thousand or 95% of revenue for the same period in 2009. The significant decrease in cost of revenue as a percentage of revenue is primarily attributable to higher genetic test revenue, which offset fixed costs associated with the high volume genetic testing equipment we installed in 2009.

Total gross margin from continuing operations for the quarter was $136 thousand, or 25% compared to $18 thousand, or 5% for the same period in 2009. The increase in gross margin is attributable to the substantial increase in genetic test revenue I mentioned earlier.

Research and development expenses were $427 thousand for the quarter compared to $873 thousand for the same period in 2009. The decrease is primarily attributable to decreases in clinical trial expenses related to our research agreement with Alticor and lower consulting and compensation expenses.

Selling, general and administrative expenses for the quarter from continuing operations were $1.1 million compared to $1.7 million for the same period in 2009. The decrease is primarily attributable to decreased promotion and product development expenses and lower professional and consulting expenses. In addition commissions paid to Amway as part of our merchant channel and partner store agreement increased.

On November 1, 2010 we were awarded two grants totaling $473,000 by the US Government under the Qualifying Therapeutic Discovery Project Program to advance the development of our OA and obesity-related research programs. The grant program provides support for innovative programs that are determined by the US Department of Health and Human Services to have reasonable potential to result in a new therapy and reduce health care costs. The grant will reimburse us for 2009 and 2010 expenses according to the grant guidelines. We expect to receive the awards in the fourth quarter of 2010 and the first quarter of 2011.

This concludes my financial review and I will now turn the call over to Lew.